Exhibit 3.1

LASALLE PROPERTY FUND, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: LaSalle Property Fund, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, Patricia McGowan, whose address is c/o Venable LLP, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Excelsior LaSalle Property Fund, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of this charter of the Corporation (as the term charter is defined in the Maryland General Corporation Law, as amended from time to time (the “MGCL”), this “Charter”), the term “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation (the “Directors”) shall initially be five (5), which number may be increased or decreased pursuant to the Bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”), but shall never be less than the minimum number required by the MGCL. Each Director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The names of the Directors who shall serve until the first annual meeting of the holders (the

“Stockholders”) of the Corporation’s Common Stock (as defined herein) and until their successors are duly elected and qualify are Virginia G. Bonker, Jonathan B. Bulkeley, Thomas F. McDevitt, Douglas A. Lindgren and Peter Schaff.

The only individuals qualified to serve as Directors are those individuals named above and those individuals nominated and elected in accordance with the applicable provisions of the Bylaws. The Board of Directors may increase the number of Directors and may fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

Section 5.2 Removal of Directors. (a) From time to time, the Manager (as defined in the Management Agreement, by and between the Corporation and U.S. Trust Company, N.A., as the same may be amended from time to time (the “Management Agreement”)), in the Manager’s sole discretion or at the request of the Advisor (as defined in the Management Agreement), may call a special meeting of Stockholders, in accordance with the Bylaws, for the purpose of removing the Affiliated Directors (as defined in the Management Agreement) and electing new Affiliated Directors to fill the vacancies created thereby. At any such special meeting or any annual meeting of the Stockholders at which a quorum is present, each Director may be removed by the affirmative vote of a majority of the votes cast at such meeting, and a replacement may be elected by the affirmative vote of a plurality of the votes cast at such meeting.

(b) In the event that the Management Agreement or the Advisory Agreement (as defined in the Management Agreement), respectively, are terminated in accordance with their terms a special meeting of Stockholders will be called, in accordance with the Bylaws, for the purpose of removing the Affiliated Directors and electing new Directors to fill the vacancies created thereby. At any such special meeting at which a quorum is present, each Affiliated Director may be removed by the affirmative vote of a majority of the votes cast at such meeting and a replacement may be elected by the affirmative vote of a plurality of the votes cast at such meeting.

(c) From time to time, a special meeting of Stockholders may be called, in accordance with the Bylaws, for the purpose of removing one or more Directors, but only For Cause (as defined herein) or as otherwise provided in paragraphs (a) or (b) above, and electing new Directors to fill the vacancies created thereby. “For Cause” shall mean that the applicable Director (i) is grossly negligent or commits willful misconduct in the performance of such Director’s material duties to the Corporation or is convicted of a felony or (ii) misappropriates funds from, or perpetrates a fraud upon, the Corporation. At any such special meeting at which a quorum is present, each Director may be removed by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Common Stock, voting together as a single class, and a replacement for each Director so removed may be elected by the affirmative vote of at least a plurality of the votes cast at such meeting.

(d) A Director may only be removed pursuant to the provisions of this Charter and the Bylaws.

Section 5.3 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, except as otherwise provided in this Charter, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote on such matter, voting together as a single class.

Section 5.4 Authorization by Board of Stock Issuance and Assessment. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration), and may authorize from time to time the assessment of such shares, as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in this Charter.

Section 5.5 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.3 or as may otherwise be provided by contract, no Stockholder shall, as a Stockholder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.6 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director or officer of the Corporation or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Corporation. The Corporation shall have the power to provide such indemnification and advancement of expenses to any employee or agent of the Corporation or to any affiliate, director, officer, employee, stockholder, partner, member, manager or other agent of such agent of the Corporation. Neither the amendment nor repeal of this Article V, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Article V, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any claim or liability which arose prior to such amendment, repeal or adoption.

Section 5.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter, shall be final and conclusive and shall be binding upon the Corporation and every Stockholder: the amount of the net distributable cash of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; the fairness or reasonableness of any transaction or agreement; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, this Charter or the Bylaws or otherwise to be determined by the Board of Directors.

Section 5.8 REIT Qualification. During the period from the Initial Date (as defined herein) through the Restriction Termination Date (as defined herein), the Board of Directors shall use its best efforts to take such actions as are necessary or appropriate for the Corporation to qualify as a REIT and to preserve its status as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, and such determination is approved by holders of at least a majority of the outstanding shares of Common Stock, voting together as a single class, the Board of Directors shall revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

Section 5.9 Director Voting Rights. Each director shall be entitled to cast one vote on any matter submitted to the Board of Directors for a vote; provided, however, that (a) in the event that the Management Agreement is terminated in accordance with its terms, no Affiliated Director that is an officer, director or employee of such Manager or its affiliates shall be entitled to vote on any matter submitted to the Board of Directors for a vote, and (b) in the event that the Advisory Agreement is terminated in accordance with its terms, no Affiliated Director that is an officer, director or employee of such Advisor or its affiliates shall be entitled to vote on any matter submitted to the Board of Directors for a vote.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares.

(a) The total number of shares of stock which the Corporation shall have the authority to issue is five million (5,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

(b) The aggregate par value of all authorized shares of stock having par value is Fifty Thousand dollars ($50,000.00). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in Section 6.1(a) hereof. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the Stockholders, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock of any class or series that the Corporation has the authority to issue.

Section 6.2 Common Stock. Except as otherwise provided in this Charter, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges with respect thereto. The Common Stock shall have the following preferences, rights, powers, restrictions, limitations and qualifications, and such others as may be afforded by law:

(a) Issuance and Assessment. Each share of Common Stock shall be issued and assessed in accordance with the provisions of this Charter and any stockholders agreement between the Corporation and the holders of that class or series of common stock.

(b) Voting Rights. Subject to the voting rights of holders of one or more classes or series of stock, each Stockholder shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the Stockholders.

(c) Dividend Rights. Dividends, to the extent permitted by the MGCL, shall be paid, in cash, out of available cash when, as and if authorized by the Board of Directors, and all such dividends shall be cumulative. The holders of shares of Common Stock shall be entitled to receive dividends, ratably in proportion to the number of shares of Common Stock held by them, out of net distributable cash. Additionally, the Fund may make consent dividends within the meaning of Section 565 of the Code.

(d) Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment in full or reasonable provision for payment in full of all claims and obligations of the Corporation shall have been made, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to the Stockholders, shall be distributed to the Stockholders in the manner set forth in Section 6.2(c).

Section 6.3 Classification or Reclassification of Shares. The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock, subject to such restrictions or limitations, if any, as may be set forth in this Charter. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.3 may be made dependent upon facts or events ascertainable outside this Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.4 Stockholder Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Charter and the Bylaws.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall initially mean not more than 9.9 percent, or such other percentage as the Board of Directors shall from time to time determine pursuant to Section 7.2.8, in value or number of the aggregate of the outstanding shares of Capital Stock.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. The term “Beneficial Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Beneficial Ownership of Capital Stock held by an entity shall be Individuals who are treated as owners of Capital Stock for purposes of Section 856(h) of the Code rather than the entity itself.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall initially mean not more than 9.9 percent (in value or in number of shares, whichever is more restrictive), or such other percentage as the Board of Directors shall from time to time determine pursuant to Section 7.2.8, of the aggregate of the outstanding shares of Common Stock. The number and value of outstanding shares of Common Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings. The term “Constructive Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Constructive Owner of Capital Stock held by an entity shall be Individuals who are treated as owners of Capital Stock for purposes of Section 856(h) of the Code rather than the entity itself.

Excepted Holder. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by this Article VII or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment as provided in Sections 7.2.7(d) and (e), the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Individual. “Individual” shall mean (a) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and (b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.

Initial Date. The term “Initial Date” shall mean the date upon which the Charter containing this Article VII is filed with the SDAT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of such Capital Stock on such date, as determined by the Board of Directors.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.8 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or the Board of Directors determines that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person, unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations.

(a) Basic Restrictions.

(i) During the period commencing on the Initial Date and ending on the Restriction Termination Date, (A) no Individual, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (B) no Individual, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (C) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) During the period commencing on June 30, 2005 and ending on the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation failing to qualify as a REIT

(including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iv) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) after January 29, 2005 shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(v) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the Corporation being subject to regulation under the Investment Company Act of 1940, as amended, shall be void ab initio.

(vi) During the period commencing on the Initial Date and ending on the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

(vii) During the period commencing on the Initial Date and ending on the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being considered a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Sections 7.2.1(a)(i), (ii), (iii), (vi) or (vii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii), (iii), (vi) or (vii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in Section 7.2.1(b)(i) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii), (iii), (vi) or (vii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii), (iii), (vi) or (vii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of

Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described in Section 7.2.1(b)(i), and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation at its principal executive office (attention: President) such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and until the Restriction Termination Date:

(a) every Person who directly owns more than such percentage as may from time to time be established by the Board (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the

Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the Stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.8, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a)(ii) and (iv), the Board of Directors, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii), (iii), (iv), (vi) or (vii);

(ii) such Person does not and represents that it will not actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation), other than a “taxable REIT subsidiary” with respect to the Corporation, that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), (iv) and (vi), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder or (iii) pursuant to Section 7.2.7(e). No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(e) Modification of Excepted Holder Limits. The Excepted Holder Limits may be modified as follows:

(i) The Excepted Holder Limit for any Excepted Holder shall be reduced after any Transfer permitted in this Article VII by such Excepted Holder by the percentage of the outstanding shares of Capital Stock so Transferred, but no Excepted Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit.

(ii) Upon the issuance by the Corporation of any Capital Stock, the Excepted Holder Limit for any Excepted Holder shall be reduced to the percentage of the outstanding shares of Capital Stock held by any such Excepted Holder immediately after any such issuance, but no Excepted Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit.

(iii) Prior to the modification of any Excepted Holder Limit pursuant to Section 7.2.7(e), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 7.2.8 Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 7.2.9, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.

Section 7.2.9 Limitations on Changes in Aggregate Ownership Limits, Common Stock Ownership Limits and Excepted Holder Limits. None of the Aggregate Stock Ownership Limit, Common Stock Ownership Limit or any Excepted Holder Limit may be (a) increased (nor may any additional Excepted Holder Limit be created) by the Board of Directors if, after giving effect to such increase (or creation), five or fewer Individuals who are Beneficial Owners of shares of Capital Stock (including all of the then Excepted Holders who are Individuals or through which Individuals are Beneficial Owners) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding shares of Capital Stock or (b) decreased unless, at the time of such reduction, Individuals who are Beneficial Owners of shares of Capital Stock are, to the extent required, designated as Excepted Holders.

Section 7.2.10 Legend. Each certificate for shares of Capital Stock or notice in lieu of certificate shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Individual may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Aggregate Stock Ownership Limit, unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Individual may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Common Stock Ownership Limit, unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) after June 30, 2005, no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons after January 29, 2005 under Section 856(a)(5) of the

Code); (v) no Person may Transfer shares of Capital Stock if such Transfer would result in the Corporation being subject to regulation under the Investment Company Act of 1940, as amended; (vi) no Person may Beneficially Own or Constructively Own Capital Stock that could result in the Corporation failing to qualify as a “domestically-controlled REIT” under Section 897(h)(4)(B) of the Code; and (vii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being a “pension-held REIT” under Section 856(h)(3)(D) of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate or notice may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to

Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. No Prohibited Owner shall have any rights in the shares held by the Trustee. A Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary;

provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within thirty (30) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other similar transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift or similar transaction, the Market Price at the time of such devise or gift or similar transaction) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

TRANSACTIONS WITH AFFILIATES

Without limiting any other procedures available by law or otherwise to the Corporation, but subject to the applicable provisions of the Bylaws, the Board of Directors may authorize any agreement, or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the agreement or transaction is fair and reasonable to the Corporation.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by this Charter on the Stockholders, directors and officers are granted subject to this reservation.

ARTICLE X

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or the Stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares of Common Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $10.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 50,000 shares of Common Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $50,000.

The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 17th day of December 2004.

ATTEST:	LASALLE PROPERTY FUND, INC.

/s/ Robert R. Hagen	By:	/s/ Peter Schaff (SEAL)
Robert R. Hagen		Peter Schaff
Assistant Secretary		President

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